CONSENT OF INDEPENDENT AUDITORS

The Bear Stearns Funds:

We consent to the references to us in Post-Effective Amendment No. 15 to Registration Statement No. 33-84842 of The Bear Stearns Funds under the caption "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statements of Additional Information, which are part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP
   DELOITTE & TOUCHE LLP
   New York, New York
   September 26, 1997